For Immediate Release

Collegiate Pacific Sets Q206 Earnings Release Date and Conference Call

Collegiate Pacific, Inc (AMEX – BOO) today announced it intends to release its earnings results for the period ended December 31, 2005 on Tuesday, February 14 upon the close of the financial markets. A Conference Call will be held at 3:30PM CST / 4:30PM EST / 1: 30 PST to discuss these results and future plans. The call may be accessed by dialing 866.510.0708 and using participant passcode 27597908.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen.

Sport Supply Group is a leading direct marketer and B2B e-commerce supplier of sporting goods and physical education equipment to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use our products. Collegiate Pacific (AMEX:BOO - News) owns approximately 73% of Sport Supply Group’s issued and outstanding common stock.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions, actions and initiatives by current and potential competitors, the future performance of Sport Supply Group as a subsidiary of Collegiate Pacific and the ability of Collegiate Pacific to realize benefits from its ownership of a majority interest in Sport Supply Group, the impact of costs related to FAS-141 on the accounting for Collegiate Pacific’s acquisitions, and certain other additional factors described in Collegiate Pacific’s filings made from time to time with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Collegiate Pacific Inc., Dallas
Michael Blumenfeld, 972-243-8100